UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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HOUSEVALUES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 9, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of HouseValues, Inc. (“HouseValues”) which will be held on June 9, 2005 at 10:00 a.m. local time at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034. Only shareholders of record at the close of business on the record date, April 18, 2005, are entitled to vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

•	elect three directors to our Board of Directors to serve for terms as more fully described in the accompanying Proxy Statement; and

•	transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTORS DESCRIBED IN THE PROXY STATEMENT.

To assure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the Annual Meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the Annual Meeting.

By Order of the Board of Directors,

Gregg I. Eskenazi

General Counsel and Secretary

April 25, 2005

HOUSEVALUES, INC.

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of HouseValues, Inc. (“HouseValues”) of proxies for use at the Annual Meeting of Shareholders to be held at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034 at 10:00 a.m. local time on June 9, 2005, or at any adjournment or postponement thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this proxy statement and the accompanying proxy card will be mailed to shareholders on or about April 25, 2005.

Record Date and Outstanding Shares

Only shareholders who owned our common stock at the close of business on the record date, April 18, 2005, are entitled to notice of and to vote at the Annual Meeting. On that date, 25,166,511 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy card to us, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of HouseValues in writing before the Annual Meeting;

•	delivering to the Secretary of HouseValues before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors, the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of

Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Other than for purposes of determining the presence of a quorum, abstentions and broker nonvotes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. Broker nonvotes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

Proxies may be solicited by certain of our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. HouseValues will bear any costs relating to such solicitation of proxies. In addition, HouseValues may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number to be set by resolution of the Board of Directors. All of our current directors were initially elected pursuant to a Voting Agreement among HouseValues and certain of our shareholders dated April 22, 2004 (the “Voting Agreement”). The Voting Agreement terminated upon consummation of our initial public offering in December 2004.

The Board of Directors is currently composed of seven directors, divided into three classes as follows: three Class 1 directors, two Class 2 directors and two Class 3 directors. Directors will be elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. Generally, one class of directors will be elected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors. This year, the terms of three Class 1 directors expire. Accordingly, three nominees for the Board of Directors will be elected at the Annual Meeting to serve as Class 1 directors for three-year terms expiring in 2008.

Biographical information regarding each of the nominees for the Board of Directors is set forth below. The names of directors whose terms will continue after the Annual Meeting are also listed below. Ages listed are as of April 25, 2005.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominees listed below.

Class 1 Nominees Standing for Election—Terms Expiring in 2008

Jon W. Gacek, age 43, has served as a director since November 2004. Mr. Gacek currently serves as Chief Financial Officer and Executive Vice President—Finance and Operations of Advanced Digital Information Corporation, a publicly traded company that provides network storage subsystems, which he joined in November 1999. From 1996 to 1999, Mr. Gacek served as a partner at PricewaterhouseCoopers LLP, registered public accounting firm. Since September 2002, he has served as a director of Loud Technologies, Inc., a publicly traded musical equipment, manufacturing and recording company and is a member of the audit committee of the board of directors of Loud Technologies, Inc. Mr. Gacek holds a B.A. from Western Washington University.

Richard A. Mendenhall, age 60, has served as a director since August 2004. Mr. Mendenhall has co-owned WMWorks, LLC, a real estate consulting firm, since 2004, and Resource Home Loans, a real estate mortgage firm, since 1995. Since 1991, Mr. Mendenhall has owned and served as a broker in a variety of real estate brokerage firms affiliated with RE/MAX International, Inc., a global real estate agency network. Since 1974, Mr. Mendenhall has owned Boone Realty Corporation, a real estate commercial brokerage firm. Mr. Mendenhall served as President of the National Association of Realtors in 2001. He also serves as director of a number of privately held companies. Mr. Mendenhall holds an M.A. and a B.S. from the University of Missouri.

Ian Morris, age 36, has served as our Chief Executive Officer since June 2003 and our President and a director since April 2004. Mr. Morris joined HouseValues in June 2002 as Executive Vice-President of Marketing and Business Development and served as our Chief Operating Officer from September 2002 to May 2003. From 1997 to 2002, Mr. Morris served in a variety of positions for MSN HomeAdvisor, the online real estate business of Microsoft Corporation, a software and technology company, including Director of Marketing, Group Manager and General Manager. Mr. Morris holds an M.B.A. from Harvard Business School and a B.S. from Bryant College.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

DIRECTORS CONTINUING IN OFFICE

Class 2—Terms Expiring in 2006

Robert D. Blank, age 46, has served as a director since April 2004. Mr. Blank has served as a Managing Director of William Blair Capital Partners, a private equity investment firm, since July 1998. Mr. Blank also serves as a Managing Director of Chicago Growth Partners, a private equity investment firm recently co-founded by Mr. Blank. Mr. Blank serves as a director of a number of privately held companies. Mr. Blank holds an M.B.A. from Northwestern University and a B.A. from Miami University.

Nicolas J. Hanauer, age 45, has served as a director since December 2000. Since March 2000, Mr. Hanauer has served as a partner with Second Avenue Partners, which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, an online sporting goods company, until its merger with Overstock.com in 2001. In addition, since 2001, Mr. Hanauer has been Co-Chairman and Chief Executive Officer of Pacific Coast Feather Company, a pillow and bedding manufacturing company. From 2000 to 2001, Mr. Hanauer served as Chief Strategy Officer of Pacific Coast Feather Company, and from 1990 to 2000, Mr. Hanauer served as their Executive Vice President, Sales and Marketing. In 1997, Mr. Hanauer co-founded aQuantive, Inc. (formerly Avenue A, Inc.), an Internet media company, where he served as Chief Executive Officer from June 1998 to September 1999. Mr. Hanauer currently serves as Chairman of the Board of aQuantive, Inc. and a number of privately held companies. Mr. Hanauer holds a B.A. from the University of Washington.

Class 3—Terms Expiring in 2007

Frank M. (“Pete”) Higgins, age 47, has served as a director since April 2004. Since March 2000, Mr. Higgins has served as a partner with Second Avenue Partners, which he co-founded. From 1983 to 1999, Mr. Higgins worked for Microsoft, most recently as Group Vice President of the Interactive Media Group. Mr. Higgins is a director of Advanced Digital Information Corporation and a number of privately held companies. Mr. Higgins also serves on the Board of Trustees of Stanford University. Mr. Higgins holds an M.B.A. from Stanford Business School and a B.A. from Stanford University.

Mark S. Powell, age 45, founded HouseValues in May 1999. Mr. Powell served as our Chief Executive Officer from May 1999 through June 2003 and our President from May 1999 through January 2004. He has served as our Chairman of the Board since June 2003. From 1996 through 1999, Mr. Powell served as a real estate agent at Windermere Real Estate, a real estate brokerage firm. Prior to his work in the real estate industry, Mr. Powell worked for eight years at Valpak Direct Marketing Systems, Inc., a direct response marketing company, where he served as an account executive and a regular speaker at direct response marketing conventions, and he served for four years in the United States Coast Guard. Mr. Powell attended Boise State University.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between HouseValues and each of its directors and has determined that all of the directors other than Mr. Powell, who formerly served as our President and Chief Executive Officer and currently serves as Chairman of the Board, and Mr. Morris, who currently serves as our President and Chief Executive Officer, are “independent” as that term is defined in the listing standards of the National Association of Securities Dealers.

Board Attendance

During 2004, there were seven meetings of the Board of Directors. Except for Messrs. Higgins and Gacek, each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served. HouseValues does not have a formal policy with regard to director attendance at its Annual Meeting of Shareholders, but strongly encourages each director to attend, barring unavoidable scheduling conflicts.

Executive Sessions

Independent directors meet in executive session on a regular basis, generally on the same date as each scheduled Board meeting. Shareholders may communicate with the non-management directors of the Board through the procedures described under the section of this proxy statement, “Shareholder Communications with the Board.”

Director Compensation

Other than Mr. Mendenhall and Mr. Gacek, none of our directors currently is compensated for service on the Board of Directors. In connection with Mr. Mendenhall’s appointment to our Board of Directors in August 2004, we granted him an option to acquire 20,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board of Directors. Such options are subject to a four-year vesting period, with 6.25% vesting at the completion of each quarter, subject to his continued service on the Board of Directors. In connection with Mr. Gacek’s appointment to our Board of Directors in November 2004, we granted him an option to acquire 50,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board of Directors. Such options are subject to a four-year vesting period, with 6.25% vesting at the completion of each quarter, subject to his continued service on the Board of Directors.

We intend to implement a director compensation plan to provide non-employee directors with appropriate compensation for service on the Board of Directors and any committee of the Board of Directors. The amount of such compensation has not been determined, but we anticipate that it will be consistent with amounts paid by comparable public companies.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee is composed of Messrs. Hanauer, Higgins and Gacek. The Audit Committee assists the Board of Directors by overseeing our accounting and financial reporting processes and the audits of our financial statements and reviewing the financial information to be provided to our shareholders and others. Among other duties specified in its written charter, a copy of which is attached as Appendix A, the Audit Committee:

•	selects, appoints and oversees the outside independent registered public accounting firm (auditor), resolves disagreements between management and the outside auditor regarding financial reporting, approves the compensation of the outside auditor, and, as necessary, reviews and approves the discharge of the outside auditor;

•	pre-approves all audit and permissible non-audit services provided by our independent auditors;

•	considers and reviews with management any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in internal control; and

•	reviews our audited financial statements, filing of reports with the Securities and Exchange Commission and earnings press releases prior to issuance, filing or publication.

Each of the Audit Committee members is independent in accordance with applicable Securities and Exchange Commission and National Association of Securities Dealers listing standards. Our Board of Directors has determined that Mr. Gacek qualifies as an “audit committee financial expert” as defined under applicable rules of the Securities and Exchange Commission. In making this determination, our Board of Directors considered Mr. Gacek’s experience as a former partner of PricewaterhouseCoopers LLP and as a chief financial officer of a public company. The other members of our Audit Committee satisfy the financial literacy requirements for audit committee members under such rules and regulations.

The Audit Committee, formed in conjunction with our initial public offering in December 2004, held no meetings in 2004 and acted by written consent on one occasion.

Compensation Committee

Our Compensation Committee is composed of Messrs. Hanauer, Higgins and Mendenhall, none of whom is a member of our management team. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of our executive officers. The Compensation

Committee has overall responsibility for approving and evaluating compensation plans, policies and programs for our executive officers. Among other duties specified in its written charter, the Compensation Committee:

•	develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices;

•	reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation based on this evaluation;

•	reviews and approves annual compensation for the other executive officers;

•	establishes and administers annual and long-term incentive compensation plans for executive officers; and

•	administers our 1999 Stock Incentive Plan and 2004 Equity Incentive Plan.

Each of the Compensation Committee members is independent in accordance with applicable National Association of Securities Dealers listing standards.

The Compensation Committee, formed in conjunction with our initial public offering in December 2004, held no meetings and did not take action by written consent in 2004.

A copy of the Compensation Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Messrs. Blank, Mendenhall and Gacek, none of whom is a member of our management team. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend director candidates to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies applicable to us and monitor compliance with such principles and policies; and

•	establish, coordinate and review with the Board of Directors criteria and methods for evaluating board effectiveness.

Each of the Nominating and Corporate Governance Committee members is independent in accordance with applicable National Association of Securities Dealers listing standards.

The Nominating and Corporate Governance Committee, formed in conjunction with our initial public offering in December 2004, held no meetings and did not take action by written consent in 2004.

A copy of the Nominating and Corporate Governance Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Director Nominations and Qualifications

In accordance with our Amended and Restated Bylaws, to nominate a director for election to the Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to the Secretary of HouseValues not fewer than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice of director nominations by a shareholder must be delivered not more than 90 days nor less than the later of (a) the 60th day prior to such annual meeting or (y) the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made.

The notice of a shareholder’s intention to nominate a director must include: (a) the name and address of the shareholder; (b) a representation that the shareholder is entitled to vote at the meeting at which directors will be elected; (c) a statement of the number of HouseValues shares that are beneficially owned by the shareholder; (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (e) the following information with respect to the person nominated by the shareholder: (i) name and address; (ii) other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC; (iii) a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and (iv) the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors or senior management of HouseValues may also recommend director nominees. The Nominating and Corporate Governance Committee will evaluate director nominees, including nominees that are submitted by a shareholder, taking into consideration certain criteria including, among others, the nominee’s independence, diversity, professional and public company board and committee experience, industry knowledge, and accounting or financial skills and expertise. In addition, directors must have sufficient time available to carry out their Board duties and responsibilities effectively.

Shareholder Communications with the Board

Shareholders may contact the Board of Directors as a group or an individual director by directing written correspondence to HouseValues, Inc., c/o Corporate Secretary, at 11332 NE 122nd Way, Kirkland, WA 98034.

Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Shareholder communications sent by email are delivered directly to the Secretary of HouseValues, who will forward such communications to the specified director addressees. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2006 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2006” below. Shareholders wishing to nominate directors should follow the procedures specified under “Director Nominations and Qualifications.”

Code of Ethics

We have adopted a code of ethics that applies to our accounting and financial employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or controller, as well as a code of conduct applicable to all employees, officers and directors. These codes are posted on the corporate governance page of our website at http://www.housevaluesinc.com. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendment to or waiver from application of the code of ethics or code of conduct with respect to the covered persons by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 10, 2005 for: (a) our Chief Executive Officer; (b) each of our named executive officers in the Summary Compensation Table below (other than our Chief Executive Officer); (c) each of our directors; (d) our directors and executive officers as a group; and (e) each person or group that we know of who owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable within 60 days of March 10, 2005 are deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Outstanding Shares of Common Stock Beneficially Owned	Percent of Class (2)
Executive Officers and Directors
Robert D. Blank (3)	6,572,586	26.2
Gregg I. Eskenazi	30,000	*
Jon W. Gacek (4)	6,250	*
Nicolas J. Hanauer (5)	1,536,672	6.1
Ken Hansen (6)	28,125	*
Frank M. (“Pete”) Higgins (7)	1,351,572	5.4
Richard A. Mendenhall (8)	2,500	*
Ian Morris (9)	639,720	2.5
Michael Nelson (10)	312,043	1.2
Mark S. Powell (11)	2,820,079	11.3
John Zdanowski (12)	60,000	*
All directors and executive officers as a group (16 persons) (13)	13,468,297	52.2

Other Principal Shareholders
Gilder, Gagnon, Howe & Co. LLC (14) 11332 N.E. 122nd Way Kirkland, WA 98034	1,416,717	5.7

William Blair Capital Partners VII QP, L.P. William Blair Capital Partners VII, L.P (15) 303 West Madison Street, Suite 2500 Chicago, IL 60606	6,572,586	26.2

*	Less than one percent
1.	Unless otherwise indicated, the business address of each of the shareholders named in this table is HouseValues, Inc., 11332 NE 122nd Way, Kirkland, WA 98034.
2.	Based on 25,052,533 shares outstanding as of March 10, 2005.
3.	Represents 6,328,679 shares of common stock held by William Blair Capital Partners VII QP, L.P. and 686,412 shares of common stock held by William Blair Capital Partners VII, L.P. Mr. Blank is a Managing Director of William Blair Capital Management VII, L.P. and, in this capacity, could be deemed to have beneficial ownership of the shares owned by William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P.
4.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2005.

5.	Mr. Hanauer serves as a partner of Second Avenue Partners, a venture capital and management consulting firm that has entered into various agreements with HouseValues within the past year, as described in “Certain Transactions.”
6.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2005.
7.	Mr. Higgins serves as a partner of Second Avenue Partners, a venture capital and management consulting firm that has entered into various agreements with HouseValues within the past year, as described in “Certain Transactions.”
8.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2005.
9.	Includes 475,937 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2005.
10.	Includes 112,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2005.
11.	Includes 686,412 shares of common stock held by Boxstar, LLC, a Washington limited liability company, of which Mr. Powell is a co-member, and 60,000 shares of common stock issued in the name of Mr. Powell’s spouse.
12.	Includes 30,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2005.
13.	Includes 744,062 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2005.
14.	This information is based on Schedule 13-G dated March 10, 2005 filed by Gilder Gagnon Howe & Co LLC with the SEC reporting beneficial ownership as of February 28, 2005.
15.	Represents 6,328,679 shares of common stock held by William Blair Capital Partners VII QP, L.P. and 686,412 shares of common stock held by William Blair Capital Partners VII, L.P (such entities collectively referred to as the “WBCP Partnerships”). This information is based on Schedule 13-G/A dated March 14, 2005 filed by William Blair Capital Partners VII QP, L.P. with the SEC reporting beneficial ownership as of December 31, 2004. William Blair Capital Management VII, L.P. is the general partner of the WBCP Partnerships. William Blair Capital Management VII, L.L.C. is the general partner of William Blair Capital Management VII, L.P. William Blair Capital Management VII, L.L.C., through a seven-person board of managers composed of certain of its members, has voting and dispositive authority over the shares held by the WBCP Partnerships. Decisions of the board of managers are made by a majority vote of its members and, as a result, no single member of the board of managers has voting or dispositive authority over the shares. Robert D. Blank, one of our directors, and Timothy Burke, David G. Chandler, John Ettelson, Robert P. Healy, Dr. Arda Minocherhomjee and Timothy M. Murray are the members of the board of managers and each disclaims beneficial ownership of the shares held by the WBCP Partnerships except to the extent of his pecuniary interest therein.

EXECUTIVE OFFICERS

The following persons are executive officers of HouseValues as of April 25, 2005 and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

Name	Age	Position
Mark S. Powell	45	Chairman of the Board and Director
Ian Morris	36	President, Chief Executive Officer and Director
Jacqueline L. Davidson	44	Vice President of Finance
Gregg I. Eskenazi	44	General Counsel and Secretary
Ken Hansen	35	Vice President of Sales
Clayton W. Lewis	45	Chief Operating Officer
Jill M. Maguire-Ward	43	Vice President of Human Resources
Michael Nelson	36	Chief Technology Officer
Nikesh S. Parekh	31	Vice President of Product Strategy & Business Development
Scott Smith	39	Vice President of Customer Success
John Zdanowski	37	Chief Financial Officer

For a biographical summary of Messrs. Powell and Morris, see “Proposal 1—Election of Directors.”

Jacqueline L. Davidson has served as our Vice President of Finance since November 2004. From February 2003 to November 2004, Ms. Davidson served as Chief Financial Officer of Larry’s Markets, Inc., a supermarket chain. From February 2001 to December 2002, she served as Vice President of Finance of Penford Corporation, a manufacturer of specialty natural-based ingredient systems. From November 1996 to February 2001, Ms. Davidson served as Vice President of Finance at The Cobalt Group, Inc., an online marketing business serving the automotive industry. Ms. Davidson holds a B.A. from Washington State University.

Gregg I. Eskenazi has served as our General Counsel and Secretary since March 2004. From December 1993 to March 2004, Mr. Eskenazi served in Microsoft’s legal department managing legal issues relating to product development, sales, marketing and distribution. While at Microsoft, Mr. Eskenazi also spent a significant amount of time handling Internet-related legal and regulatory issues, most recently serving as Associate General Counsel for the Consumer Group. Mr. Eskenazi holds a J.D. from the University of California, Hastings College of Law and a B.A. from Reed College.

Ken Hansen has led our sales department since October 2003, and currently serves as Vice President of Sales. From March 2002 to October 2003, Mr. Hansen served as Director of Sales for Onvia.com, an electronic commerce company that connects businesses with government agencies. From January 2001 to March 2002, Mr. Hansen served as Regional Sales Manager for Qwest Communications, a telecommunications company. From October 1998 to January 2001, he served as Regional Sales Manager for Staples Communications, the telecommunications subsidiary of Staples, Inc., an office supply company. Mr. Hansen holds a B.A. from Washington State University.

Clayton W. Lewis has served as our Chief Operating Officer since late September 2004. Prior to joining HouseValues, Mr. Lewis served in a variety of positions at Onvia.com, including serving as its President and Chief Operating Officer from December 2001 to September 2004, Vice President of Marketing from August 2000 to December 2001, Vice President of Business Affiliations from July 1999 to July 2000 and Director of Business Development from March 1999 to June 1999. Mr. Lewis holds a B.A. from the University of Washington.

Jill M. Maguire-Ward has served as our Vice President of Human Resources since November 2004. From June 1999 to December 2004, Ms. Maguire-Ward served as Vice President of Human Resources at Onyx Software Corporation, a customer relationship management (CRM) software company. Ms. Maguire-Ward holds a B.A. from Gonzaga University.

Michael Nelson has served as our Chief Technology Officer since September 2000. From June 1999 to September 2000, Mr. Nelson served as Vice President of Technology for Point.com, an online retailer of wireless phones and service plans. From August 1996 to June 1999, Mr. Nelson served as Senior Technology Consultant for SolutionsIQ, an information technology company. Mr. Nelson holds a B.A. from the University of Washington.

Nikesh S. Parekh has served as our Vice President of Product Strategy & Business Development since April 2005 and served as our Director of Product Management from August 2002 to April 2005. From July 2000 to August 2002, Mr. Parekh served as an Associate at Second Avenue Partners, a venture capital and management consulting firm. Mr. Parekh holds an M.B.A. from Harvard Business School and a B.A. from Harvard College.

Scott Smith has served as our Vice President of Customer Success since April 2005 and served as our Director of Agent Success from August 2002 to April 2005. From May 1987 to August 2002, Mr. Smith served as a Business Development Manager for Microsoft. Prior to working for Microsoft, Mr. Smith operated his own real estate-related company, developing land and building new homes. Mr. Smith holds a B.A. from Eastern Washington University.

John Zdanowski has served as our Chief Financial Officer since October 2003. In August 1999, Mr. Zdanowski co-founded Affinity Internet, Inc., a web hosting company. From August 1999 to September 2003, Mr. Zdanowski led operations, integration and mergers and acquisitions activities for Affinity Internet, serving as both Chief Operating Officer and Chief Financial Officer. From June 1998 to July 1999, Mr. Zdanowski served as the Director of Mergers and Acquisitions for Interliant Inc., a managed messaging and hosting security and consulting services company. Mr. Zdanowski holds an M.B.A. from Harvard Business School, an M.S. from Syracuse University, and a B.S. from Clarkson University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by us for services rendered to us in all capacities during the years ended December 31, 2004, 2003 and 2002 to our Chief Executive Officer and each of our other four most highly compensated executive officers whose total salary and bonus for the latest fiscal year exceeded $100,000.

				Long-term Compensation Awards
Name and Principal Position	Year	Annual Compensation		Securities Underlying Options	All Other Compensation
		Salary	Bonus
Ian Morris (1)	2004	$210,000	$190,000	100,000	$24,645
President and Chief Executive Officer	2003	196,250	60,000	435,000	—
	2002	87,510	59,500	665,000	—

John Zdanowski (2)	2004	165,000	100,000	160,000	—
Chief Financial Officer	2003	27,500	55,000	—	7,246

Michael Nelson (3)	2004	164,400	75,000	100,000	4,053
Chief Technology Officer	2003	151,583	70,935	—	3,503
	2002	147,000	55,000	—	2,506

Ken Hansen (4)	2004	130,000	90,232	75,000	—
Vice President of Sales	2003	23,167	20,500	—	—

Gregg I. Eskenazi (5)	2004	118,750	100,000	120,000	—
General Counsel and Secretary

(1)	Mr. Morris joined the Company in May 2002. All other compensation in 2004 consists of (i) medical/dental insurance premiums in the amount of $8,019, (ii) a car allowance in the amount of $7,926 and (iii) tax/financial planning services in the amount of $8,700.
(2)	Mr. Zdanowski was hired as our Chief Financial Officer in October 2003. Bonus amount in 2003 includes a relocation bonus of $30,000. All other compensation in 2003 includes $7,246 for non-taxable moving expenses.
(3)	All other compensation in 2002, 2003 and 2004 represents medical/dental insurance premiums.
(4)	Mr. Hansen was hired as our Vice President of Sales in October 2003.
(5)	Mr. Eskenazi was hired as our General Counsel and Secretary in March 2004.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2004 to the executive officers named in the summary compensation table.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004 (1)	Exercise Price Per Share	Market Price on Date of Grant (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
						0%	5%	10%
Ian Morris	100,000	5.37	$2.20	$2.86	05/13/2014	$66,000	$245,864	$521,810
John Zdanowski	160,000	8.59	2.20	2.86	05/13/2014	105,600	393,382	834,897
Michael Nelson	100,000	5.37	2.20	2.20	04/12/2014	*	138,357	350,623
Ken Hansen	75,000	4.03	2.20	2.20	04/12/2014	*	103,768	262,968
Gregg I. Eskenazi	120,000	6.44	2.20	2.86	05/13/2014	79,200	295,037	626,172

(1)	Based on a total of options to purchase 1,862,750 shares granted to employees during fiscal year 2004.
(2)	The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion 25. Under this method, compensation expense related to employee stock options is recorded if, on the date of grant, the fair market value of the underlying stock exceeds the exercise price. For purposes of financial accounting for employee stock-based compensation, management has applied hindsight within each period prior to our initial public offering to arrive at reassessed values for the shares underlying the options. The reassessed values for accounting purposes are determined based on a number of factors and methodologies, including comparisons of price multiples of our historical and forecasted earnings to certain public companies involved in the same or similar lines of business.
(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission and are therefore not intended to forecast possible future appreciation, if any, of the common stock price. Assumes all options are exercised at the end of their respective ten-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions, as well as the option holders’ continued employment through the vesting period. The amounts reflected in this table may not be achieved.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

The following table sets forth information regarding exercised and unexercised stock options held by the executive officers named in the summary compensation table as of December 31, 2004.

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ian Morris	225,000	$2,929,500	407,875	567,125	$5,226,470	$7,230,530
John Zdanowksi	30,000	384,600	10,000	120,000	128,200	1,538,400
Mike Nelson	225,000	3,363,750	106,250	68,750	1,521,875	881,375
Ken Hansen	—	—	18,750	56,250	240,375	721,125
Gregg I. Eskenazi	—	—	22,500	97,500	288,450	1,249,950

(1)	The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2004 ($15.02), minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

REPORT OF THE COMPENSATION COMMITTEE

ON ANNUAL COMPENSATION

The Compensation Committee of the Board of Directors annually establishes and reviews the compensation levels for the Company’s executive officers. The Committee reviews and approves all aspects of executive compensation, including base salary, bonus, stock option grants and other benefits provided to the Company’s executive officers. The Committee is comprised of Board members who are not employees of the Company and who are all independent directors, in accordance with applicable NASD listing standards.

Executive Compensation Policy

The Committee considers the following as its primary goals in determining executive officer compensation: (a) attracting, motivating and retaining key executives that are critical to the Company’s success, (b) aligning the interests of the Company’s executives with the interests of the shareholders, and (c) compensating executives based on Company performance relative to goal and individual performance relative to individual goals set and updated throughout the course of the year.

Executive Compensation

Base Salary.    In evaluating and setting salaries and bonuses, the Committee relies upon periodic proprietary third party compensation surveys that provide data by industry, geographic location and company size, as well as knowledge of local pay practices accessible to the Committee. The Committee generally targets executive compensation at the median or lower end of the range based on this survey data. The Committee also reviews this survey data in light of the executive officer’s experience and performance history. The base salary for executive officers is reviewed annually, typically at the beginning of the calendar year. Adjustments in the base salary of executive officers may also be considered at other times during the year if warranted by changing responsibilities or other factors.

Bonuses.    The Company has an annual Management Bonus Program in which executive officers and managers of the Company are eligible to participate. The Compensation Committee administers the Program, and sets the parameters used to calculate bonuses under the Program.

Bonuses are calculated as a percentage of each executive’s base salary and are determined based on three factors: (i) the Company’s performance with respect to EBITDA and revenue targets, (ii) the bonus range available to that executive, based on his or her job classification, experience, performance history and other factors, and (iii) the executive’s performance as measured against his or her annual objectives. More detailed information regarding Bonus Plan payments to the named executive officers is presented above in the table captioned “Summary Compensation Table” under the heading “Bonus.”

The Compensation Committee, in its sole discretion, may (i) eliminate, increase or reduce the bonus payable to any participant above or below that which otherwise would be payable under the payout formula, and (ii) determine whether or not any bonus will be paid in the event of a participant’s termination of service prior to the end of the performance period. Payment of bonus amounts typically occurs in February or March of the succeeding calendar year and is paid in a single lump sum, subject to payroll taxes and tax withholding.

Stock Option Grants.    The Company provides its executive officers with stock options under both the 1999 Stock Incentive Plan and under the 2004 Equity Incentive Plan. The stock option plans are a tool used to provide incentives that will attract and retain key executives and employees, thereby maximizing shareholder value. In evaluating and setting equity compensation, the Committee relies upon periodic proprietary third party equity compensation surveys by industry, geographic location and company size, as well as knowledge of local equity compensation practices accessible to the Committee. Several of our executives commenced employment with the Company in late 2003 or 2004 and received stock option grants in 2004 as part of their initial compensation package. We also granted stock options to certain of our existing executives, taking into account their length of employment at the Company, the number of options currently held, and the Committee’s goal of providing long term incentives for those individuals to remain with the Company. The terms of these options are described above in the table captioned “Option Grants in Last Fiscal Year.”

Other Compensation.    As part of previously negotiated employment arrangements, the Company reimburses Mr. Morris and Mr. Nelson for family medical insurance. Mr. Morris receives certain additional compensation, as discussed below.

Chief Executive Officer Compensation

Compensation for Mr. Morris is determined by the Committee in the same manner as for other executive officers, as described above. The Committee believes that Mr. Morris’ base salary, bonus and other benefits are set at an amount that is below that paid to CEOs of comparable size companies in similar industries or located within the local geographic region. Based on the Company’s performance in 2004, as well as current economic and job market conditions, the Committee increased Mr. Morris’ base salary from $210,000 in 2004 to $245,000 in 2005. In addition, in 2004, the Committee approved a bonus in the amount of $190,000, awarded Mr. Morris an option to purchase 100,000 shares of common stock at the fair market value on the date of grant and entered into an “at will” employment agreement with Mr. Morris that includes certain provisions relating to severance and change of control matters. These terms are described above in the section titled “Employment Contracts and Change in Control Agreements,” and in the table captioned “Option Grants in Last Fiscal Year.” The foregoing actions were taken in recognition of an excellent year where the Company exceeded every EBITDA and revenue target that had been set, and where Mr. Morris had a dramatic impact on the success and growth of the Company and exceeded all personal achievement goals that had been set by the Committee. Mr. Morris’ employment agreement also provides him with a company car and with reimbursement for certain annual tax and financial planning expenses.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. The Compensation Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. Stock options granted to our executive officers are designed to qualify for the performance-based exemption.

Compensation Committee

Nicolas J. Hanauer

Frank M. (“Pete”) Higgins, Chair

Richard A. Mendenhall

STOCK PRICE PERFORMANCE GRAPH

The following graph shows the total shareholder return of an investment of $100 in cash on December 10, 2004 (the date on which our common stock was first traded on the Nasdaq National Market) for (i) our common stock, (ii) the Nasdaq Stock Market (U.S.) Index, and (iii) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG HOUSEVALUES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE RUSSELL 2000 INDEX

	Cumulative Total Return
	12/10/04	12/31/04	2/28/05
HOUSEVALUES, INC.	100.00	95.43	75.92
NASDAQ STOCK MARKET (U.S.)	100.00	103.70	105.85
RUSSELL 2000	100.00	102.96	98.66

The HouseValues Board of Directors and its Compensation Committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

CERTAIN TRANSACTIONS

Mark Powell Sales of Common Stock

WBCP Partnerships

Robert D. Blank, one of our directors, serves as a Managing Director of the WBCP Partnerships. On April 22, 2004, the WBCP Partnerships purchased 6,572,586 shares of our common stock from Mr. Powell, our founder and Chairman of the Board, and Boxstar LLC, a Washington limited liability company of which Mr. Powell and his wife, Jo Powell, are members, at a purchase price of $2.20 per share, or $14,459,689 in the aggregate. Pursuant to a Right of First Refusal and Co-Sale Agreement dated December 18, 2000, holders of our Series B convertible preferred stock were offered the right to purchase or sell shares of common stock as part of this investment by the WBCP Partnerships. In connection with this transaction, we entered into a Stock Purchase Agreement with the WBCP Partnerships, Mr. Powell, and those holders of Series B convertible preferred stock that elected to purchase or sell shares of our common stock under the agreement, culminating in an aggregate transfer of 6,960,314 shares of common stock at an aggregate sale price of $15,312,691. Under the terms of the Stock Purchase Agreement, we granted certain rights to the WBCP Partnerships, including voting, registration, board designation and separate approval rights. Such rights, other than certain registration rights, terminated upon the completion of our initial public offering.

Second Avenue Partners

Two of our directors, Messrs. Hanauer and Higgins, serve as partners of Second Avenue Partners. Pursuant to a Stock Transfer and Security Agreement dated as of January 29, 2002, Mr. Powell sold 700,000 shares of our common stock to Second Avenue Partners and certain other holders of our Series A and Series B convertible preferred stock at a purchase price of $2.00 per share, or $1,400,000 in the aggregate. In connection with this transaction, Mr. Powell entered into an Escrow Agreement with HouseValues and Second Avenue Partners, pursuant to which he pledged and deposited in escrow 5,600,000 shares of HouseValues common stock to secure his guarantee to each purchaser of a minimum return on each share of at least two times the purchase price for each share purchased. The Escrow Agreement was amended and restated in July 2004 in connection with Mr. Powell’s sale of common stock to the WBCP Partnerships, whereby Second Avenue Partners agreed to facilitate the sale by releasing an aggregate of 3,600,000 of the pledged escrowed shares in exchange for the deposit by Mr. Powell of $750,000 into escrow. Mr. Powell granted Second Avenue Partners as representative of the other purchasers a first priority interest in the pledged cash. An aggregate of 2,000,000 shares previously pledged by Mr. Powell remained subject to the amended and restated Escrow Agreement. Prior to the final amendment and restatement of the Escrow Agreement, we temporarily held the $750,000 deposit in trust, and all interest earned thereon was credited to the account of Mr. Powell. The Escrow Agreement terminated upon the completion of our initial public offering, with the shares and funds and all interest thereon returned in full to Mr. Powell.

On August 24, 2004, Second Avenue Partners distributed its shares of HouseValues stock to its partners on a pro rata basis. In connection with this distribution, the Amended and Restated Voting Agreement of April 22, 2004 was amended to provide that so long as the individual partners of Second Avenue Partners hold an aggregate of at least one third of the shares of our Series B convertible preferred stock held by Second Avenue Partners on April 22, 2004, such partners would have the right to designate two members of our board of directors. This voting agreement terminated upon completion of our initial public offering.

Employment of Ian Bernard

Ian Bernard, the stepson of Mark S. Powell, has been employed as an Account Executive at HouseValues since July 2000. We paid Mr. Bernard a combined salary and bonus of $134,689 in 2004. On June 30, 2004, Mr. Bernard was also granted an option to purchase 4,000 shares of our common stock at an exercise price of $2.20 per share.

Consulting Arrangements With Two Directors

On May 4, 2000, we issued a warrant to purchase 166,667 shares of our common stock with an exercise price of $0.50 per share to Mr. Higgins and a warrant to purchase 166,667 shares of our common stock with an exercise price of $0.50 to Mr. Hanauer. The warrants were issued in consideration for consulting services provided to us, pursuant to which Messrs. Higgins and Hanauer provided strategic and operational planning advice. Each warrant vested 30% on the date of issuance, 5% each month for the period from April 1, 2000 to April 1, 2001, and the remaining balance vested on March 31, 2002. These warrants were exercised in full in September 2004. Neither Mr. Higgins nor Mr. Hanauer currently provides consulting services to us.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

Ian Morris Employment Agreement.    On May 13, 2004, we entered into an employment agreement with our Chief Executive Officer, Ian Morris. Under the terms of the agreement, Mr. Morris is entitled to an annual base salary which is currently $245,000, with the ability to earn a bonus pursuant to our management bonus program, as determined by our board of directors. The agreement provides that Mr. Morris is an at-will employee. If Mr. Morris’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary payable in 24 semi-monthly installments, (ii) any unpaid base salary that has accrued for services already performed as of the date of termination, (iii) a severance bonus equal to 100% of the most recent annual bonus paid to him, and (iv) continuation of COBRA coverage until termination or expiration in accordance with the terms of our basic health insurance program. In addition, if Mr. Morris resigns for “good reason,” all unvested outstanding options to purchase shares of our common stock granted on or prior to the date of the agreement shall become 100% vested and exercisable on the date of termination. In the event that we terminate his employment without “cause,” all unvested options that would have been exercisable on the fourth quarterly vesting date following his termination shall be deemed vested and exercisable as of the date of termination.

John Zdanowski Employment Agreement.    On May 20, 2004, we entered into an amended and restated employment agreement with our Chief Financial Officer, John Zdanowski. Under the terms of the employment agreement, we agreed to pay Mr. Zdanowski an annual base salary which is currently $175,000, with the ability to earn a bonus pursuant to our management bonus program, as well as a one-time relocation bonus in the amount of $30,000. In addition, we granted Mr. Zdanowski an initial option grant to purchase 160,000 shares of our common stock pursuant to the terms of our 1999 Stock Incentive Plan. The agreement provides that Mr. Zdanowski is an at-will employee. If Mr. Zdanowski’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) six months’ COBRA coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Zdanowski terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of the option that would have been exercisable as of the fourth quarterly vesting following termination will automatically become vested and exercisable immediately prior to termination.

Gregg Eskenazi Employment Agreement.    On May 20, 2004, we entered into an amended and restated employment agreement with our General Counsel, Gregg Eskenazi. Under the terms of the employment agreement, we agreed to pay Mr. Eskenazi an annual base salary which is currently $180,000 per year. Mr. Eskenazi is also eligible to participate in our management bonus program. In addition, we granted Mr. Eskenazi an initial option grant to purchase 120,000 shares of our common stock pursuant to the terms of our 1999 Stock Incentive Plan. The agreement provides that Mr. Eskenazi is an at-will employee. If Mr. Eskenazi’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) six months’ COBRA coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Eskenazi terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of the option that would have been exercisable as of the fourth quarterly vesting following termination will automatically become vested and exercisable immediately prior to termination.

Change in Control Arrangements.    We have entered into stock option letter agreements with certain of our current executive officers, including our chief executive officer. Pursuant to these agreements, in the event of certain corporate transactions, such as a merger or sale of assets, 50% of the unvested portion of the options subject to these agreements will automatically become vested and exercisable, and the remaining portion of these options will vest in equal quarterly increments over the shorter of (i) two years immediately following such corporate transaction or (ii) the amount of time remaining under the option’s original vesting schedule. Options to purchase an aggregate of 1,680,000 shares of our common stock are subject to these agreements.

Change in Control Provisions under the 1999 Stock Incentive Plan.    Unless otherwise provided in the instrument evidencing a stock option, in the event of certain corporate transactions, such as a merger or sale of assets, each outstanding stock option will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for outstanding stock options, such stock options will become fully vested and exercisable. If awards are assumed, continued or substituted for in the corporate transaction and do not otherwise accelerate, an optionee (i) will be credited with additional vesting on a monthly basis for each full month of employment or service rendered between the date such award was granted and the corporate transaction and (ii) will be credited with an additional six months of continuous employment or service with us or one of our affiliates for purposes of the award’s vesting schedule in the event the optionee’s employment or service relationship terminates within two years following the corporate transaction, unless the optionee is terminated by the successor corporation for cause or the optionee terminates his or her services voluntarily without good reason. Unless otherwise provided in the instrument evidencing a stock award, in the event of a corporate transaction, the vesting of shares subject to a stock award will accelerate and the forfeiture provisions for such award will lapse, if and to the same extent that the vesting of outstanding stock options accelerates. If unvested stock options are to be assumed, continued or substituted for by the successor corporation without acceleration, the forfeiture provisions to which stock awards are subject will continue with respect to shares of the successor corporation that may be issued in exchange for such shares.

Change in Control Provisions under the 2004 Equity Incentive Plan.    Unless the Compensation Committee provides otherwise, in the event of certain corporate transactions, such as a merger or sale of assets, each outstanding stock option, stock appreciation right and restricted stock or stock unit award generally will automatically accelerate and become fully vested and, to the extent applicable, exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor entity or the parent of the successor entity. Any stock option, stock appreciation right and restricted stock or stock unit award that is assumed, continued or replaced with a comparable award in the corporate transaction will retain its original vesting schedule. Unless otherwise provided by the Compensation Committee, in the event of a corporate transaction, all performance shares or performance units earned and outstanding will be payable in full at the target level in accordance with the payout schedule provided in the award agreement, and any remaining performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the corporate transaction and will be payable in full at the target level in accordance with the payout schedule provided in the award agreement. Notwithstanding the above, we may instead provide that awards will be terminated and exchanged for cash in connection with a corporate transaction, either to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Compensation Committee in its sole discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with respect to the equity securities of the Companies with the Securities and Exchange Commission. Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2004, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of three directors who are “independent” directors as defined under the rules of The National Association of Securities Dealers and the Securities and Exchange Commission. The Committee operates under a written charter approved by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A.

Responsibilities.    The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include, among others, appointing an independent registered public accounting firm as the Company’s independent auditors and considering, in consultation with the independent auditors, the audit scope and plan. The Audit Committee Charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon.

Review with Management and Independent Auditors.    In this context, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2004 and the independent auditors’ report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors the auditors’ independence.

Summary.    Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2004, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent auditors.

This report is submitted over the names of the members of the Audit Committee.

Jon W. Gacek, Chair

Nicolas J. Hanauer

Frank M. (“Pete”) Higgins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees billed by KPMG LLP, the Company’s independent registered public accounting firm, in fiscal years 2004 and 2003 were as follows:

	2004	2003
Audit-fees (1)	$661,663	$56,331
Audit-related fees	—	—
Tax fees (2)	44,537	14,700

Total	$706,200	$71,031

(1)	For professional services rendered for the audit of the Company’s annual financial statements, audits and reviews of financial statements included in the Company’s Form S-1 and amendments thereto, and consents and reviews of documents filed with the Securities and Exchange Commission. The 2004 fees include an aggregate of $566,482 for services rendered in connection with our initial public offering.
(2)	Consists of tax planning, consulting and tax return reviews.

The Audit Committee has adopted a policy effective in 2005 for the pre-approval of all audit and non-audit services provided by the Company’s independent auditor. The policy is designed to ensure that the provision of these services does not impair the auditor’s independence. Under the policy, unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent auditor to management.

For 2004, all audit and non-audit services were pre-approved.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2006 Annual Meeting of Shareholders must submit the proposal at our principal executive offices no later than December 26, 2005.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2006 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders at the Annual Meeting, complying with Sections 2.6.1 and 3.3.1 of the Bylaws, as applicable, must be delivered to the Corporate Secretary no earlier than March 11, 2006 and no later than April 10, 2006. Notices should be sent to: Corporate Secretary, 11332 NE 122nd Way, Kirkland, WA 98034. For additional information regarding director nomination procedures, see “Director Nominations and Qualifications” above.

For proposals that are timely filed, HouseValues retains discretion to vote proxies it receives provided that (1) HouseValues includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the HouseValues 2004 Annual Report to Shareholders, which includes the HouseValues Annual Report on Form 10-K for the fiscal year ended December 31, 2004, accompanies this Proxy Statement. Additional copies may be obtained from Investor Relations at 11332 NE 122nd Way, Kirkland, WA 98034.

By Order of the Board of Directors,

Gregg I. Eskenazi

General Counsel and Secretary

April 25, 2005

APPENDIX A

HOUSEVALUES, INC.

Audit Committee Charter

Purpose and Authority:

The purpose of the Audit Committee (the “Committee”) of HouseValues, Inc. is to assist the Board in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, and reviewing the financial information to be provided to the Company’s shareholders and others.

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the Committee shall have the authority to retain special legal, accounting, or other consultants or advisors to advise it, and to determine the funding by the Company for such consultants or advisors, and may request any officer or employee of the Company, its outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. The Committee shall also have the authority to determine the funding by the Company of ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

The Company’s outside auditor shall be accountable to the Committee and the Board of Directors, and the Committee shall have the authority and responsibility to select, oversee, approve the compensation of, and, where appropriate, replace the outside auditor. In the course of fulfilling its specific responsibilities hereunder, the Committee shall strive to maintain an open avenue of communication between the Company’s outside auditor and the Board of Directors.

The responsibilities of a member of the Committee shall be in addition to such member’s duties as a member of the Board of Directors.

While the Committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the outside auditor. Nor shall it be the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Company’s own policies.

Composition:

Independence

The Committee shall be composed of at least three members of the Board of Directors who shall serve at the pleasure of the Board of Directors. The membership of the Committee shall meet the independence and financial literacy, experience and expertise requirements of The Nasdaq Stock Market, Inc. or similar requirements of such other securities exchange or quotation system as may from time to time apply to the Company, and such requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities and Exchange Commission (the “SEC”).

Appointment and Removal of Members

Committee members and the Committee Chair shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board may remove any member from the Committee at any time with or without cause.

Vacancies

Vacancies on the Committee arising from for any reason may be filled by the Board at any regular or special meeting.

Duties and Responsibilities:

The responsibilities of the Committee shall be as follows:

General

•	Meet at least once per quarter, or more frequently as circumstances or the obligations of the Committee require and keep minutes of each meeting.

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

•	Annually review and reassess the adequacy of this charter and submit it to the Board of Directors for approval.

•	Perform such functions as may be assigned by law, the Company’s Articles of Incorporation or Bylaws, or the Board of Directors.

Outside Auditor

•	As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.

•	Select, appoint and oversee the outside auditor, resolve disagreements between management and the outside auditor regarding financial reporting, approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor. The outside auditor shall report directly to the Committee.

•	Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor of a formal written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard No. 1, (b) discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and (c) as necessary, taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the outside auditor.

•	Pre-approve all audit and permissible non-audit services provided by the outside auditor, and, to the extent the Committee determines necessary, establish policies and procedures with respect to such pre-approvals. The Committee may delegate this authority to one or more members of the Committee. The pre-approval decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

Audit Process and Results

•	Consider, in consultation with the outside auditor, the audit plan and scope.

•	Review with the outside auditor the coordination of the audit effort to assure completeness of coverage and the effective use of audit resources.

•	Review reports from the outside auditor regarding:

•	All critical accounting policies and practices to be used.

•	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor.

•	Other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	Consider and review with the outside auditor:

•	The adequacy of the Company’s internal controls, including computerized information system controls and security.

•	Any report or attestation issued by the outside auditor regarding the Company’s internal controls.

•	Any related significant findings and recommendations of the outside auditor together with management’s responses thereto.

•	The matters required to be discussed by Statement on Auditing Standards No. 61, as the same may be modified, supplemented or superseded from time to time.

•	Consider and review with management:

•	Significant findings during the year and management’s responses thereto.

•	Any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

•	Review and discuss with management and the outside auditor at the completion of the annual examination:

•	The Company’s audited financial statements and related footnotes.

•	The outside auditor’s audit of the financial statements and their report thereon.

•	Any significant changes required in the outside auditor’s audit plan.

•	Any difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of their work or access to required information.

•	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

•	Review and discuss with management and the outside auditor:

•	The unaudited quarterly financial statements.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

•	Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	The findings of any examination by regulatory agencies regarding the Company’s financial statements or accounting policies.

•	Inquire of management and the outside auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•	Meet with the outside auditor and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

Earnings Releases; Securities and Exchange Commission Filings

•	On a quarterly basis, review the Company’s quarterly earnings press release prior to dissemination.

•	Review and discuss with management and the outside auditor, as appropriate filings with the SEC and other published documents containing the Company’s financial statements, including the disclosure contained in such filings under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Internal Controls and Legal Matters

•	Review the Company’s policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the outside auditor.

•	Review legal and regulatory matters that may have a material impact on the financial statements and review related Company compliance policies.

•	Review and approve all “related-party transactions,” as that term is defined in Item 404 of Regulation S-K, as promulgated by the SEC, as required by Nasdaq rules.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, as required under applicable SEC and Nasdaq rules.

•	Establish, monitor and enforce the code of ethics for the Chief Executive Officer and other senior financial officers in compliance with applicable SEC and Nasdaq rules.

•	Receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.

•	Perform an evaluation of Committee performance at least annually to determine whether it is functioning effectively.

Meetings:

The Committee may hold such meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. Special meetings of the Committee may be called by the Chairman of the Committee or any two (2) Committee members. In the absence of a member designated by the Board to serve as Chairman of the Committee, the Committee members may appoint from among their number a person to preside at their meetings. At all meetings of the Committee, the presence of at least two (2) members shall be necessary to constitute a quorum. The affirmative vote of a majority of the members present shall be necessary and sufficient for the adoption of any resolution.

Evaluation:

The Committee shall review and reassess this Charter at least annually and, if appropriate, shall propose changes to the Board.

•	The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

PROXY

PROXY

HOUSEVALUES, INC.

ANNUAL MEETING OF SHAREHOLDERS, JUNE 9, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HOUSEVALUES, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held June 9, 2005 and the Proxy Statement related thereto, and appoints Ian Morris and John Zdanowski, and each of them (with full power to act alone), the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of HouseValues, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held at on Thursday, June 9, 2005 at 10:00 a.m., or at any adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote FOR the matters described on the reverse side. If no directions are given, the shares represented by this Proxy will be voted FOR Proposal 1, and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Shareholders.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

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Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

HOUSEVALUES, INC.

1. Proposal to elect three Class I directors.

FOR ALL WITHHOLD ALL FOR ALL EXCEPT

NOMINEES:

01) Jon W. Gacek

02) Richard A. Mendenhall 03) Ian Morris

To withhold authority to vote for any nominee, mark “For All Except” and write the nominee’s name on the line below.

In giving this Proxy, I understand that I may personally vote my shares if I attend the Annual Meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Mark box at right if you plan to attend the Annual Meeting.

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Signature

Signature

Date

Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly so that your stock will be represented in all events and so that we may have a quorum. Please sign your name exactly as it appears hereon. If acting as attorney, executor, guardian, or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

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HOUSEVALUES, INC. 11332 NE 122nd WAY KIRKLAND, WA 98034

VOTE BY MAIL

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